EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Among
STARBUCKS CORPORATION
TAJ ACQUISITION CORP.
and
TEAVANA HOLDINGS, INC.
Dated as of November 14, 2012

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock	3
SECTION 2.02. Appraisal Rights	4
SECTION 2.03. Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of Parent and Sub	40

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	43
SECTION 4.02. No Solicitation	48
SECTION 4.03. Conduct by Parent	51

i

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger	64
SECTION 6.02. Conditions to Obligations of Parent and Sub	64
SECTION 6.03. Conditions to Obligation of the Company	65
SECTION 6.04. Frustration of Closing Conditions	66

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination	66
SECTION 7.02. Effect of Termination	67
SECTION 7.03. Amendment	68
SECTION 7.04. Extension; Waiver	68

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
EXHIBIT B	Form of Stockholder Consent
EXHIBIT C	Form of FIRPTA Certificate

GLOSSARY

Term	Section
2004 Plan	3.01(c)(i)
2011 Plan	3.01(c)(i)
409A Authorities	3.01(l)(x)
Acceptable Confidentiality Agreement	4.02(a)
Acquisition Agreement	4.02(b)
Adverse Change Notice	4.02(b)
Adverse Recommendation Change	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Appraisal Shares	2.02
Baseline Financials	8.03(b)
Benefit Agreements	3.01(f)
Benefit Plans	3.01(j)(i)
Cash Consideration	2.01(c)
Ceramic and Tableware Laws	3.01(s)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.03(f)
Commonly Controlled Entity	3.01(j)(i)
Company	Preamble
Company 401(k) Plan	5.05(c)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Exclusively Licensed Intellectual Property	3.01(o)(i)
Company Letter	3.01
Company Owned Intellectual Property	3.01(o)(i)
Company Personnel	3.01(f)
Company Policies	3.01(t)
Company Preferred Stock	3.01(c)(i)

Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	8.03(c)
Consumer Product Safety Laws	3.01(s)
Continuing Employees	5.05(a)
Contract	3.01(d)
CPSC	3.01(s)
CPSIA	3.01(s)
DC Termination Date	5.05(c)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(k)
Environmental Law	3.01(k)
Environmental Permits	3.01(k)
EPA	3.01(r)
Equity Equivalents	3.01(c)(iii)
ERISA	3.01(l)(i)
Escrow Agreement	8.03(d)
Escrow Amount	8.03(e)
Escrow Consideration	2.01(c)
Escrow Proceeds	8.03(f)
Exchange Act	3.01(d)
Exchange Fund	2.03(a)
FCPA	3.01(v)(v)
FDA	3.01(r)
FDCA	3.01(r)
FDD	3.01(q)(v)
Filed SEC Document	8.03(g)
Food & Beverage Products	3.01(r)
Food and Beverage Laws	3.01(r)
Founders	Recitals
Franchise	3.01(q)(i)
Franchise Agreements	3.01(q)(i)
Franchise Laws	8.03(g)
Franchised Store	3.01(q)(i)
Franchisee	3.01(q)(v)
FTC	3.01(r)
FTC Rule	8.03(i)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)

v

Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(k)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Information Statement	5.01(b)
Intellectual Property	3.01(o)(iii)
In-the-Money Stock Option	8.03(j)
IRS	3.01(l)(ii)
Judgment	3.01(d)
knowledge	8.03(k)
Law	3.01(d)
Leased Real Property	3.01(n)(ii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Vendors	3.01(t)
Material Adverse Effect	8.03(l)
Maximum Premium	5.06(d)
Merchandise Products	3.01(s)
Merger	Recitals
Merger Consideration	2.01(c)
Noncompetition Agreement	Recitals
Nonqualified Deferred Compensation Plan	3.01(l)(x)
Packaging Laws	3.01(s)
Parent	Preamble
Parent Expenses	5.07(c)
Parent Welfare Plan	5.05(b)
Paying Agent	2.03(a)
Pension Plan	3.01(l)(i)
Permits	3.01(i)
Permitted Liens	3.01(h)(i)(E)
Per Share Escrow Amount	8.03(n)
person	8.03(o)
Post-Signing Returns	4.01(b)
Relationship Laws	8.03(p)
Release	3.01(k)
Scheduled Indemnity Agreements	5.06(a)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02

Securities Act	3.01(e)(i)
SOX	3.01(e)(ii)
Specified Contracts	3.01(h)(i)
Specified Stockholders	8.03(q)
Specified Stockholder Shares	8.03(r)
Stock Option Agreements	3.01(c)(v)
Stock Options	3.01(c)(i)
Stockholder Approval	3.01(x)
Stockholder Consent	5.01(a)
Sub	Preamble
Subsidiary	8.03(s)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(m)(i)
taxes	3.01(m)(i)
taxing authority	3.01(m)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.07(b)
Trade Secrets	3.01(o)(iii)
USDA	3.01(r)
Vendor	3.01(t)
Welfare Plan	3.01(l)(iv)

AGREEMENT AND PLAN OF MERGER dated as of November 14, 2012 (this “Agreement”), by and among Starbucks Corporation, a Washington corporation (“Parent”), Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Teavana Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would survive and become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be;
WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, Parent, the Company and each of Andrew Mack and Nancy Mack (the “Founders”) have entered into a noncompetition agreement, pursuant to which the Founders will agree, among other things, to certain non-interference, non-solicitation, non-competition and no hire restrictions.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
SECTION 1.01.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
SECTION 1.02.    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing) (except, if such conditions are satisfied or waived on or prior to 10:00 a.m., New York City time, on December 31, 2012, the Closing shall occur on December 31, 2012), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by Law) waived on such second business day (or on December 31, 2012, as applicable), then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 1.03.    Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall properly file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
SECTION 1.04.    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
SECTION 1.05.    Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b)    The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in the same form as the bylaws of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
SECTION 1.06.    Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.    Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Conversion of Securities
SECTION 2.01.    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.00003 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:
(a)    Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(c)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.02, the Appraisal Shares) shall be converted into the right to receive $15.50 in cash, without interest (the “Cash Consideration”); provided, however, that the shares of Company Common Stock that are Specified Stockholder Shares shall be converted into the right to receive the Cash Consideration less the Per Share Escrow Amount plus any Escrow Proceeds (such sum, the “Escrow Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration or the Escrow Consideration, as applicable (the “Merger Consideration”) in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.03(f) and any applicable tax Law.

SECTION 2.02.    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
SECTION 2.03.    Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in immediately available funds (such cash in immediately available funds, the “Exchange Fund”) in amounts necessary for the payment of the Merger Consideration (excluding the Escrow Amount) pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. In the event that the Exchange Fund is at any time insufficient to satisfy all of the payment obligations to be made by the Paying Agent pursuant to this Agreement, Parent shall make available to the Paying Agent as promptly as practicable any additional amounts necessary to satisfy such obligations.

(b)    Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than two business days thereafter), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W‑9 or the applicable IRS Form W‑8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration (excluding, in the case of the Specified Stockholders, the Escrow Proceeds) that such holder has the right to receive pursuant to Section 2.01(c), and each Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
(c)    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate (it being understood that, in the case of the shares of Company Common Stock that are Specified Stockholder Shares, the payment of the Cash Consideration less the Per Share Escrow Amount upon the surrender of a Certificate in respect of such shares in accordance with the terms of this Article II, and the deposit of the Escrow Amount in accordance with the Escrow Agreement, shall be deemed to have been in full satisfaction of all rights pertaining to such shares formerly represented by such Certificate, but that the Specified Stockholders shall continue to have the right to receive the Escrow Proceeds in accordance with, and subject to, the terms of the Escrow Agreement). At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.
(d)    No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(e)    Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
(f)    Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
(g)    Termination of Fund. At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.03(a) (which, for the avoidance of doubt, shall not include Escrow Proceeds paid to the Paying Agent for disbursement to the Specified Stockholders) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.03(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.
(h)    Escrow Proceeds. As promptly as practical upon receipt of any Escrow Proceeds, the Paying Agent shall distribute such funds to the Specified Stockholders on a pro rata basis in accordance with their respective ownership of Specified Stockholder Shares.
ARTICLE III
Representations and Warranties
SECTION 3.01.    Representations and Warranties of the Company. Except as set forth in (x) the letter delivered by the Company to Parent not later than 1:00 p.m., New York City time, on the date of this Agreement (the “Company Letter”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure of information in any section of the Company Letter shall be deemed to qualify or apply to other Sections in this Article III to the extent it is readily apparent on the face of such disclosure that such disclosure is relevant to such other Sections) or (y) the Filed SEC Documents filed on or after January 29, 2012, other than any disclosure contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in such Filed SEC Documents shall be deemed to qualify this Article III only to the extent that it is readily apparent from such disclosure the Section or Sections of this Agreement to which such disclosure is relevant), the Company represents and warrants to Parent and Sub as follows:
(a)    Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since February 1, 2009. The Company has made available to Parent complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.
(b)    Subsidiaries. Section 3.01(b) of the Company Letter sets forth a list of each Subsidiary of the Company and its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.
(c)    Capital Structure. (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). At the close of business on November 11, 2012, (A) 38,777,893 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) no shares of Company Common Stock were held by the Company as treasury shares and (C) 1,644,466 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2004 Management Incentive Plan (the “2004 Plan”, and together with the 2011 Plan, the “Company Stock Plans”), of which 1,439,246 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after November 11, 2012, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”). As of the date of this Agreement none of the issued and outstanding shares of Company Common Stock are subject to vesting or forfeiture conditions or a right of repurchase by the Company. All outstanding Stock Options have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.01(c)(i) of the Company Letter sets forth a list, as of the close of business on November 11, 2012, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current director or employee of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Company Stock Plan pursuant to which each such Stock Option was granted. As of the date of this Agreement, other than the outstanding Stock Options, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.
(ii)    Except for outstanding shares of Company Common Stock and Stock Options set forth in Section 3.01(c)(i), as of the close of business on November 11, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, restricted stock units, performance units, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on November 11, 2012 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of November 11, 2012, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, restricted stock units, performance units, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.

(iii)    All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except pursuant to the forfeiture conditions of the Stock Options outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.
(iv)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) amounts owing as deferred purchase price for the purchase of any property, (D) capital lease obligations or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, “indebtedness”).
(v)    All Stock Options may, by their terms, be treated in accordance with Section 5.04(a). No holder of any Stock Option is entitled to any treatment of such Stock Option other than as provided with respect to such Stock Option in Section 5.04(a), and after the Closing no holder of a Stock Option (or former holder of a Stock Option) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”) substantially identical to the form made available to Parent and its counsel.

(vi)     The persons set forth on Section 5.01 of the Company Letter are the record holders of each share of Company Common Stock beneficially owned by such persons and collectively are the record holders of over 70% of the outstanding shares of Company Common Stock. Nancy Mack is not the record holder of any shares of Company Common Stock.
(d)    Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. The execution and delivery of this Agreement and the Noncompetition Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (iv) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic, foreign, multinational or supranational statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi‑governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (II) the filing with the Securities and Exchange Commission (the “SEC”) of the Information Statement and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and The NASDAQ Stock Market and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.
(e)    SEC Documents. (i) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished by the Company since July 27, 2011 (together with all documents and information incorporated therein by reference, the “SEC Documents”), in each case at or prior to the time required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 29, 2012 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Except as set forth in the Baseline Financials and except for (A) liabilities or obligations that are not material to the Company and its Subsidiaries and (B) liabilities or obligations incurred in the ordinary course of business after the date of the latest balance sheet included in the Baseline Financials that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are required to be disclosed under GAAP in a financial statement or footnote thereto.
(ii)    The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.
(iii)    The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has (since the Company was subject thereto) arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(iv)    Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.
(v)    The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.
(vi)    The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)    Absence of Certain Changes or Events. From January 29, 2012 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (iv)(A) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) located at the Company’s headquarters office or who have annual base compensation in excess of $100,000 of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business, or (B) any payment by the Company or any of its Subsidiaries to any Company Personnel located at the Company’s headquarters office or who have annual base compensation in excess of $100,000 of any bonus or award, other than payments in the ordinary course of business, (v) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (vi) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (A) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity‑based compensation, consulting, restrictive covenant or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (B) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (C) any trust or insurance Contract or other agreement to separately fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (vi), including, for the avoidance of doubt, any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (vii) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, phantom stock, stock repurchase rights or other equity or equity‑based compensation) or the removal or material modification of any restrictions in any such award, (viii) any payment to any Company Personnel of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash and bonus compensation in the ordinary course of business, (ix) the taking of any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations, (x) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (xi) any material tax election or change in any material tax election or any settlement or compromise of any material tax liability, or (xii) any write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.
(g)    Litigation. Section 3.01(g) of the Company Letter sets forth a list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries as of the date of this Agreement (i) for money damages that would reasonably be expected to be in excess of $250,000, (ii) that seeks injunctive relief or (iii) that would reasonably be expected to give rise to any legal restraint on or prohibition against the Merger or the other transactions contemplated by this Agreement. There is no claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(h)    Contracts. (i) Section 3.01(h) of the Company Letter sets forth (with specific reference to the subsection of this Section 3.01(h) to which such Contract relates, including any further subsection) a list as of the date of this Agreement of:
(A)    each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any material benefit or right is required to be given or lost, or any material penalty or detriment is incurred, as a result of so competing or engaging;
(B)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound (1) providing for exclusivity, (2) pursuant to which the Company or any of its Subsidiaries is restricted in any material respect, or (3) which after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect, in each case which exclusivity or restrictions apply to the development, manufacture, marketing, franchising or distribution of their respective products or services or otherwise with respect to the operation of their respective businesses;
(C)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any material obligation with (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) Benefit Plans and Benefit Agreements other than offer letters or employment agreements and (III) Contracts between the Company or one of its Subsidiaries and any of the Company’s Subsidiaries);
(D)    each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $250,000;
(E)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes assessments and other governmental charges not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);
(F)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person;
(G)    each Contract pursuant to which the Company or any of its Subsidiaries (1) consented to or agreed not to assert rights with respect to the use or registration by a third party of the trademark “Teavana” or any similar trademark or (2) has received a third party’s consent to the use or registration by the Company or any of its Subsidiaries of the trademark “Teavana” or any similar trademark;
(H)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(I)    each Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company or any of its Subsidiaries in any material respect;
(J)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound forming or establishing, or relating to the formation or establishment of, any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;
(K)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity;
(L)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;
(M)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound containing any standstill provisions which in any way limit the ability of the Company or any of its Subsidiaries to acquire the securities or assets of any person;
(N)    each Contract between the Company or any of its Subsidiaries and any Major Vendor, including any material terms and conditions that are in effect as of the date of this Agreement and referenced in purchase orders with any such Major Vendor (other than ordinary course terms and conditions regarding purchase price, amounts and delivery) and any written or oral commitments to purchase additional products, supplies, services or ingredients from any such Major Vendor in excess of $100,000;
(O)    each Contract to or by which the Company or any of its Subsidiaries is a party or bound that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;
(P)    each Contract not otherwise disclosed under this Section 3.01(h)(i) which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (1) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $500,000 or (2) of more than $1,500,000 during the life of the Contract; and

(Q)    except for the Contracts disclosed above, each material Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business.
The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (Q) of this subsection (i) (whether in effect on the date of this Agreement or entered into following the date of this Agreement and prior to the Closing Date), together with the Franchise Agreements, are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Specified Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default under any Specified Contract and has not waived or failed to enforce any rights or benefits thereunder (other than in the ordinary course of business), (y) no other party to any of the Specified Contracts is (with or without notice or lapse of time or both) in breach or default thereunder and (z) there has occurred no event that (with or without notice or lapse of time or both) would give to others any right of termination, material amendment or cancellation of any Specified Contract.
(i)    Permits; Compliance with Laws. The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted. Section 3.01(i) of the Company Letter sets forth, as of the date of this Agreement, a list of all Permits that are material to the Company and its Subsidiaries, other than ordinary course Permits generally required for the operation of a retail store of any type. Each of the Company and its Subsidiaries is, and since February 1, 2009 has been, in compliance in all material respects with all applicable Laws (for the avoidance of doubt, when used in this Agreement “applicable Laws” shall include Franchise Laws and Relationship Laws) and Judgments, and no condition or state of facts exists that would reasonably be expected to give rise to a material violation of, or a material liability or default under, any applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof would not reasonably be expected to, cause the revocation or cancellation of any material Permit. Neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.
(j)    Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Except as disclosed in the Filed SEC Documents or as required under applicable Law, since January 29, 2012, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, material perquisite or fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, collectively, “Benefit Plans”), or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.
(ii)    There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since February 1, 2009 neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary. The Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization. Each of the Company and its Subsidiaries is, and since February 1, 2009 has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since February 1, 2009 has not, engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(k)    Environmental Matters. (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, and all such Environmental Permits are valid and in good standing; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any material

Environmental Claim against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (other than cleaning supplies used and stored in the ordinary course of store operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (vii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be expected to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries.
For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, pesticides, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.
(l)    Employee Benefits Matters. (i) Section 3.01(l)(i) of the Company Letter sets forth a list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof and, in the case of offer letters and employment agreements with employees in Canada, the forms of the same), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any) and (E) the two most recent actuarial valuations for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in all material respects in accordance with its terms. The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.
(ii)    Each Pension Plan intended to be tax qualified under the Code is so qualified and has been the subject of a favorable determination, advisory, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination, advisory or opinion letter to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that would reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. Each Benefit Plan required to have been approved by any non‑United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto. The Company has delivered to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for a determination, advisory, qualification or approval letter or similar document, if any, and a list of all amendments to any such Benefit

Plans as to which a favorable determination, qualification or approval letter has not yet been received.
(iii)    Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).
(iv)    No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time. No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute or foreign Law with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).
(v)    None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, result in any breach or violation of, or a default under, any Benefit Plan or Benefit Agreement. Except as expressly set forth in Section 5.04, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance, termination, retention, change in control or similar compensation or benefits or (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement.
(vi)    All reports, returns and similar documents with respect to each Benefit Plan required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed, except as would not reasonably be expected to result in material liability. Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.
(vii)    All contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made.
(viii)    With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to any material liability and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement.
(ix)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.
(x)    Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in compliance with the 409A Authorities since January 1, 2009. Each Nonqualified Deferred Compensation Plan has been in documentary compliance with the 409A Authorities since January 1, 2009.
(m)    Taxes. (i) For the purposes of this Agreement, (A) “taxes” shall include all (1) Federal, state, local and foreign taxes, assessments, duties (including customs duties), levies, tariffs or similar charges of any kind whatsoever (including any escheat and unclaimed property obligations) and any interest, penalties or additions imposed with respect thereto, (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (3) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any Federal, state, local or foreign return, declaration, report, estimate, form, claim for refund, information return, statement or other document in each case relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and including any amendment thereof).
(ii)    Each of the Company and its Subsidiaries has timely filed all material tax returns required to be filed in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all material taxes due from it or them, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and, in accordance with GAAP, the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed.

(iii)    No tax return of the Company or any of its Subsidiaries is or has ever been under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries. Each assessed deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid (or is being contested in good faith by appropriate proceedings and has been reserved for by the Company in accordance with GAAP) and there is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries. The tax returns of the Company and its Subsidiaries have been examined by the relevant taxing authority for the fiscal years set forth in Section 3.01(m)(iii) of the Company Letter. The relevant statute of limitations is closed with respect to all tax returns of the Company and its Subsidiaries for all fiscal years through the fiscal year ended February 1, 2009.
(iv)    There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.
(v)    No material Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.
(vi)    Neither of the Company nor any of its Subsidiaries is a party to, bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any similar agreement with any taxing authority).
(vii)    Neither of the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time (i) taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a taxable period prior to the Effective Time but was not recognized for tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Effective Time.
(viii)    Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of taxes.

(ix)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(x)    Section 3.01(m)(x) of the Company Letter sets forth the name of each Subsidiary of the Company, its jurisdiction of organization and its entity classification for U.S. Federal tax purposes.
(xi)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (A) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two year period ending on the date of this Agreement or (B) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.
(xii)    No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.
(xiii)    Each of the Company and its Subsidiaries has disclosed on its U.S. Federal income tax returns and reports all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.
(xiv)    Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).
(xv)    Since the earliest date of incorporation of the Company, its Subsidiaries or any of their predecessors, there will have been no change in ownership, within the meaning of Section 382(g) of the Code, of the Company or any of its Subsidiaries prior to Closing.
(xvi)    All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.
(n)    Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid and enforceable leasehold or sublease interests in, or other comparable contract rights in or relating to, all of the material real properties and other tangible assets necessary for the conduct of its business as presently conducted, free and clear of all Liens, except for Permitted Liens.
(ii)    Section 3.01(n)(ii) of the Company Letter sets forth a list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Each lease with respect to Leased Real Property, and any amendment or supplement thereto, has been made available to Parent by the Company. Neither the Company nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.
(iii)    With respect to each Leased Real Property, (A) the Merger and the other transactions contemplated by this Agreement do not require notice to or the consent of any party to any lease, (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (C) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.
(iv)    Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Neither the Company nor any of its Subsidiaries has received any notice of default under a lease for Leased Real Property that has not been cured, and the Company has no knowledge of any existing event or condition which, with notice or lapse of time or both, would constitute a default on the part of Company or any of its Subsidiaries under any such lease.

(o)    Intellectual Property. (i) Section 3.01(o)(i) of the Company Letter sets forth a list of (A) all Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the business of the Company and its Subsidiaries and (B) all material Intellectual Property that the Company or one of its Subsidiaries is licensed or otherwise permitted by other persons to use, including all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (the “Company Exclusively Licensed Intellectual Property”).
(ii) (A)    The Company or one of its Subsidiaries has the exclusive title to all Company Owned Intellectual Property that is registered or subject to an application for registration, free and clear of all Liens other than Permitted Liens.
(B)    All Company Owned Intellectual Property that is registered or subject to an application for registration is subsisting, valid and enforceable.
(C)    The Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Liens other than Permitted Liens) all Intellectual Property used or held for use in the business of the Company and its Subsidiaries and that is material to the business of the Company and its Subsidiaries.
(D)    The operation of the business of the Company and its Subsidiaries as currently conducted does not, to the knowledge of the Company, (1) infringe on or otherwise violate the rights of any person in respect of any Intellectual Property or (2) violate the terms of any agreement pursuant to which the Company or any of its Subsidiaries possesses the right to use any Intellectual Property.
(E)     Since February 1, 2009, none of the Company or its Subsidiaries has received any written notice of any threatened claim with respect to any Intellectual Property used or held for use in the business of the Company and its Subsidiaries (including any cancellation, opposition or other action before an intellectual property registry).
(F)     To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or its Subsidiaries with respect to any Company Owned Intellectual Property or any Company Exclusively Licensed Intellectual Property.
(G)     Since February 1, 2009, neither the Company nor any of its Subsidiaries has asserted or threatened to assert any claims of infringement or other violations of its rights in or to the Company Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property.
(iii)    The Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Company Owned Intellectual Property that is registered or subject to an application for registration. Each of the Company and its Subsidiaries has taken actions reasonably necessary to maintain the secrecy of all material Trade Secrets which constitute Company Owned Intellectual Property. To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to information privacy and security.
For purposes of this Agreement, “Intellectual Property” means all trademarks, service marks, trade names, brand names, Internet domain names, logos, certification marks, trade dress, publicity rights and other indications of origin (including any common law rights with respect to the foregoing), the goodwill associated with the foregoing and registrations or applications for registration in any jurisdiction, foreign or domestic, of the foregoing and any extensions, modifications or renewals thereof; designs, industrial models, methods of doing business, all patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic; all nonpublic information, processes, procedures, product specifications, research records, test information, market surveys, marketing plans and techniques, formulae, recipes, trade secrets, inventions, know-how, customer lists, databases and other confidential information (collectively, “Trade Secrets”) and rights in any jurisdiction, foreign or domestic, to limit the use or disclosure thereof by any person; all writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software, source code and object code versions thereof and all related documentation), in any jurisdiction, foreign or domestic; all copyrights (including any common law rights), any registrations or applications for registration thereof in any jurisdiction, foreign or domestic, and any extensions, modifications or renewals thereof; and all similar intellectual property or proprietary rights.
(p)    Insurance. The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business. Section 3.01(p) of the Company Letter sets forth, as of the date of this Agreement, a list of each insurance policy maintained by the Company and its Subsidiaries. All such policies that are material to the Company or any of its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.
(q)    Franchise Matters. (i) Section 3.01(q)(i) of the Company Letter sets forth a list of all (A) currently effective development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas and (B) franchise or license agreements (clauses (A) and (B) collectively, the “Franchise Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties are bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any of the following (each, a “Franchise”): “Teavana” stores (each, a “Franchised Store”).
(ii)    Each of the Franchise Agreements is in full force and effect and is a legal, valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Franchise Agreements and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Franchise Agreements is (with or without notice or lapse of time or both) in material breach or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Franchise Agreement.
(iii)    Section 3.01(q)(iii) of the Company Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since February 1, 2009. The Company has made available to Parent true and complete copies of each such FDD. Since February 1, 2009, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity under any United States federal or state Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(iv)    Section 3.01(q)(iv) of the Company Letter sets forth a list of all payments to the Company or any of its Subsidiaries made by any Franchisee since February 1, 2009 to support advertising and promotion.
(v)    The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises. The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Store within a specific geographic area or at a specific location.
(r)    Quality and Safety of Food & Beverage Products.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the food and beverage products (including raw ingredients, the “Food & Beverage Products”) produced, distributed or sold by the Company and its Subsidiaries that are or were subject to the jurisdiction of the Food and Drug Administration (the “FDA”), the United States Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the Environmental Protection Agency (“EPA”) or any comparable state, local or foreign Governmental Entity (A) are and, at all times, have been formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company or its Subsidiaries in compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules, regulations and guidance promulgated or issued thereunder, the “FDCA”) and all other applicable Laws, including, to the extent applicable, the allergen disclosure requirements of the Food Allergen Labeling and Consumer Protection Action of 2004, the Federal Trade Commission Act of 1914 (including the rules, regulations and guidance promulgated or issued thereunder), state unfair competition and deceptive trade practices statutes, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (including the rules and regulations promulgated thereunder), the Organic Foods Production Act of 1990, as amended (including the regulations adopted thereunder by the National Organic Standards Board), all comparable state, local and foreign Laws and each of their implementing regulations (collectively, the “Food and Beverage Laws”); (B) are not and have not been adulterated or misbranded within the meaning of the FDCA or of any comparable state, local or foreign statute or regulation, nor are they now, or at any time have they been, products that may not, under Section 404, 505 or 512 of the FDCA (to the extent applicable) be introduced into United States commerce; and (C) are in compliance with all federal, state, local and, to the extent applicable, foreign requirements concerning packaging materials, and any other requirements and prohibitions of any federal, state, local or foreign Governmental Entity concerning the presence of heavy metals or other toxic packaging components; (ii) neither the Company nor any of its Subsidiaries has received (A) any notice that its products are or at any time have been the subject of any warning letter, notice of violation, courtesy letter, seizure, injunction, regulatory enforcement action (including product detention) or criminal action issued, initiated or, to the Company’s knowledge, threatened by the FDA, USDA, EPA, FTC or any comparable state, local or foreign Governmental Entity or (B) any communication alleging any violation of the Food and Beverage Laws, including any communication alleging the Company or any of its Subsidiaries violated section 403(r)(l)(A) or (B) of the FDCA; (iii) no products of the Company or any of its Subsidiaries are labeled or marketed as dietary supplements (except to the extent permitted by the FDCA); (iv) since February 1, 2009, there have been no recalls of any Food & Beverage Product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries, and no Food & Beverage Product of the Company or any of its Subsidiaries has been the subject of a report to the Reportable Foods Registry pursuant to 21 U.S.C. § 350f; (v) to the knowledge of the Company, none of the Food & Beverage Products of the Company or any of its Subsidiaries poses a threat to the health or safety of a consumer when consumed in the intended manner; (vi) there exists, and has existed at all relevant times, substantiation meeting the standards of all relevant regulatory bodies for any and all claims about the beneficial effects of any of the products produced, distributed or sold by the Company and any of its Subsidiaries; and (vii) neither the Company, any of its Subsidiaries nor any individual employed by the Company or any of its Subsidiaries has been debarred from importing an article of food or offering such an article for import into the United States pursuant to 21 U.S.C. § 335a.
(s)    Quality and Safety of Merchandise Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the products produced, distributed or sold by the Company and its Subsidiaries (excluding the Food & Beverage Products, the “Merchandise Products”) that are or were subject to the jurisdiction of the U.S. Consumer Product Safety Commission (the “CPSC”), the FDA or any comparable state, local or foreign Governmental Entity (A) are, and at all times have been, formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company and its Subsidiaries in compliance with all applicable requirements under CPSC laws (including all rules and regulations thereunder), as amended by the Consumer Product Safety Improvement Act of 2008 (the “CPSIA”), including the Consumer Product Safety Act, the Federal Hazardous Substances Act, the Flammable Fabrics Act, the Poison Prevention Packaging Act and other applicable Laws, as well as CPSC bans, standards and guidelines, including the Ban on Lead-Containing Paint and Certain Consumer Products Bearing Lead-Containing Paint (16 C.F.R. §1303), and all comparable state, local and foreign Laws and each of their implementing regulations (the “Consumer Product Safety Laws”), including the provisions of California’s Safe Drinking Water and Toxic Enforcement Act of 1986 applicable to the content of heavy metals (such as lead and cadmium) in consumer products sold in California and the provisions of the Illinois Lead Poisoning Prevention Act applicable to the lead content of consumer products sold in Illinois; (B) are, and at all times have been, formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company and its Subsidiaries in compliance with all applicable requirements under FDA laws pertaining to the restrictions on lead and cadmium content with respect to certain dishware and tableware products and all comparable state, local and foreign Laws and each of their implementing regulations (the “Ceramic and Tableware Laws”), including the provisions of California’s Tableware Safety Law applicable to certain ceramic, metal and other dishware and tableware products sold in California; (C) are not and have not been products that have violated Consumer Product Safety Laws or Ceramic and Tableware Laws, nor are they now, or at any time have they been, products that may not be introduced into the United States commerce; and (D) are in compliance with all federal, state or, to the extent applicable, foreign requirements concerning the safety of packaging materials, and any other requirements and prohibitions of any federal, state, local or foreign Governmental Entity concerning the presence of heavy metals or other toxic packaging components (the “Packaging Laws”); (ii) neither the Company nor any of its Subsidiaries has received (A) any notice that its Merchandise Products are or at any time have been the subject of any product recall, notice of violation, seizure, injunction, regulatory enforcement action, including product detention, or criminal action issued, initiated or, to the knowledge of the Company, threatened by the CPSC or any comparable state or foreign Governmental Entity or (B) any other communication alleging any violation of the Consumer Product Safety Laws, Ceramic and Tableware Laws, or Packaging Laws; (C) there have been no recalls of any Merchandise Product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries; and (iii) to the knowledge of the Company, none of the Merchandise Products of the Company or any of its Subsidiaries contains a defect in its manufacturing, design, materials, instructions or labeling, or poses an inappropriate threat to the health or safety of a consumer, or poses a product hazard when used in the intended manner.
(t)    Vendor Matters. The Company and its Subsidiaries have provided each (i) supplier to the Company and its Subsidiaries of (A) tea, tea blends and any ingredient used in the Company’s tea blends (including botanicals, spices, herbs, fruits and vegetables) and (B) merchandise and (ii) blender, aggregator and co-manufacturer of tea, tea blends and other tea products employed by, or used in the supply chain of, the Company and its Subsidiaries (the persons described in clauses (i) and (ii), collectively, the “Vendors”) with the Company’s applicable vendor manual or other guidelines or policy statements (collectively, “Company Policies”). To the knowledge of the Company, each Vendor has performed its obligations to the Company in compliance in all material respects with applicable Law and all Company Policies. For purposes of this Agreement, the “Major Vendors” shall mean each of the Vendors that fall in any of the following categories: (w) the suppliers of ingredients used in the Company’s top 10 selling tea blends, (x) the top 10 suppliers of ingredients used in the Company’s tea blends on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012, (y) the top 10 tea blenders engaged by the Company on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012 and (z) the top 10 suppliers of merchandise on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended October 28, 2012.
(u)    Related Party Transactions. There are not, and since January 29, 2012 there have not been, any transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that are not so disclosed.
(v)    Unlawful Payments and Trade Practices. (i) Neither the Company nor any of its affiliates, nor any director, officer, employee, agent or representative of the Company or any of its affiliates, nor any other person acting for or on behalf of the Company or any of its affiliates:
(A)    has directly or indirectly (I) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (II) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (III) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, (IV) violated any provision of the FCPA or any other Law that prohibits corruption or bribery or (V) violated any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; or

(B)    has been investigated by any Governmental Entity, or been the subject of any allegation, with respect to conduct within the scope of subsection (A) above.
(ii)    There have been no false or fictitious entries made in the books or records of the Company or any of its affiliates relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither the Company nor any of its affiliates has established or maintained a secret or unrecorded fund.
(iii)    The Company and its affiliates have in place policies, procedures and controls that mitigate the risk of any conduct within the scope of subsection (i)(A) above occurring.
(iv)    All imports, exports, re-exports, sales or transfers of products, services or Intellectual Property or related technical information of the Company and its affiliates have been effected in all material respects in accordance with all applicable anti-corruption, export control, trade sanctions, anti-terrorism and anti-boycott Laws. All products shipped by the Company and its affiliates have been accurately marked, labeled and transported in all material respects in accordance with such Laws.
(v)    For the avoidance of doubt, any reference to “other thing of value” in this Section 3.01(v) includes meals, entertainment, travel and lodging. For purposes of this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.
(w)    State Takeover Statutes. The approval of this Agreement and the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to (i) this Agreement, (ii) the Merger, (iii) the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement and (iv) compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement or compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, the Noncompetition Agreement and the Escrow Agreement or compliance with the terms of this Agreement, the Noncompetition Agreement and the Escrow Agreement.

(x)    Voting Requirements. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The delivery of the Stockholder Consent will constitute the Stockholder Approval.
(y)    Brokers. No broker, investment banker, financial advisor or other person, other than North Point Advisors LLC and Piper Jaffray & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.
(z)    Opinion of Financial Advisor. The Company has received the written opinion of Piper Jaffray & Co., in customary form to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, copies of which opinions have been delivered to Parent.
(aa)    No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto, neither the Company nor any other person on behalf of the Company is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided or addressed to Parent, Sub or any of their directors, officers, employees, investment bankers, attorneys, accountants, advisors or other representatives are not and shall not be deemed to be or include representations or warranties in connection with this Agreement unless any such material or information is the subject of any express representation or warranty set forth in this Agreement or in any certificate delivered pursuant hereto.
SECTION 3.02.    Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:
(a)    Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.
(b)    Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form and the expiration or termination of the waiting period under the HSR Act, (B) the filing with the SEC of the Information Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of the New York Stock Exchange and The NASDAQ Stock Market and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.
(c)    Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.
(d)    Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.
(e)    Ownership of Common Stock. Neither Parent nor Sub beneficially owns any shares of Company Common Stock. Neither Parent, Sub nor any of their “affiliates” or “associates” is or has been an “interested stockholder,” as such terms are used in Section 203 of the DGCL, at any time within three years prior to the date of this Agreement.
(f)    No Other Representations and Warranties. Except for the representations and warranties of Parent and Sub contained in this Agreement or in any certificate delivered pursuant hereto, none of Parent, Sub or any other person on behalf of Parent or Sub is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
Covenants Relating to Conduct of Business
SECTION 4.01.    Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent, as specifically contemplated by this Agreement, as required by applicable Law or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in all material respects and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees, to preserve their assets, their relationships with material suppliers, licensors, licensees, distributors, Franchisees and others having business dealings with them and to maintain their material franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent, as specifically contemplated by this Agreement, as required by applicable Law or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, except pursuant to the forfeiture conditions of such Stock Options or the cashless exercise or tax withholding provisions of such Stock Options, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement);
(ii)    issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of

Stock Options outstanding as of the date of this Agreement and only if and to the extent required by the terms such awards as in effect on the date of this Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;
(iii)    amend its certificate of incorporation or bylaws (or similar organizational documents);
(iv)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than capital expenditures, which are subject to the limitations of clause (vii) below, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;
(v)    sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales of inventory or used equipment in the ordinary course of business and except for Permitted Liens;
(vi)    (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of this Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of this Agreement plus $1,000,000 or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;
(vii)    incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $125,000 or in the aggregate are in excess of $2,000,000, other than capital expenditures incurred (A) in connection with the construction of new stores in the ordinary course of business or (B) under existing Contracts;
(viii)    (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business or (1) for an aggregate amount of less than (x) $1,500,000 in the case of claims, liabilities and obligations identified in the Company Letter or the Filed SEC Documents and (y) $500,000 in the case of all other claims, liabilities and obligations, or (2) for amounts that are covered by insurance (other than a customary deductible), in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;
(ix)    except for new lease activity set forth in Section 4.01(a)(ix) of the Company Letter, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;
(x)    modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;
(xi)    except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any

Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;
(xii)    form any Subsidiary of the Company;
(xiii)    adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;
(xiv)    write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;
(xv)    enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h)(i)(A), (B), (C), (F), (G), (H), (I), (J), (M) or Section 3.01(q)(i);
(xvi)    amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;
(xvii)    make any material amendment or modification to the policies, procedures and guidelines of the Company and its Subsidiaries with respect to Franchises and Franchisees;
(xviii)    enter into any new line of business not related to tea; or
(xix)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(b)    Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed before the Closing (after taking into account any extensions) by or on behalf of each such entity (“Post-Signing Returns”), and all Post-Signing Returns shall be complete and correct and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed or otherwise owed by each such entity; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit (collectively, “tax actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.
(c)    Additional Tax Matters. (i) The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in all tax matters (including for purposes of enabling Parent to comply with Section 6043A of the Code), including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.
(ii)    The Company shall deliver to Parent at or prior to the Closing a certificate, substantially in the form of Exhibit C, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.
(iii)    Prior to the Closing Date, the Company shall deliver to the Parent a list of holders of Stock Options, along with such stockholders’ or holders’ taxpayer identification numbers for U.S. Federal income tax purposes. The Company acknowledges and consents that Parent shall be entitled to deliver such list to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Stock Options as contemplated by Section 5.04.

SECTION 4.02.    No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company (i) shall not, and shall cause its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal, (ii) shall and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and (iii) shall promptly, and in any event within two days following the date of this Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the execution of this Agreement by each of the parties hereto that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the

Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.
For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.
For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
(b)    Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the

Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may (x) effect an Adverse Recommendation Change or (y) in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.01(f) to accept such Superior Proposal, in the case of each of clauses (x) and (y), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Board of Directors of the Company may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Board of Directors of the Company shall have first provided written notice to Parent (an “Adverse Change Notice”) at least three business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (A) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (B) Parent does not make, within three business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three business day period). The Company agrees that, during the three business day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 7.01(f), the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 7.01, and, if required pursuant to Section 5.07, the Company has paid to Parent the Termination Fee.
(c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall keep Parent (or its outside counsel) reasonably informed on a reasonably current basis of the status and material details of any such Takeover Proposal, request or inquiry (including any material change to its material terms and conditions).
(d)    Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02.
SECTION 4.03.    Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (including Sub) to, take any action that would reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.
ARTICLE V
Additional Agreements
SECTION 5.01.    Stockholder Consent; Preparation of the Information Statement. (a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit B to record holders of at least 70% of the outstanding shares of Company Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a facsimile copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate and the Company Bylaws.
(b)    As promptly as practicable following the date of this Agreement (and in any event within 10 days of the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange

Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(c)    The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that none of such information will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)    Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(d) shall not be affected by any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.
SECTION 5.02.    Access to Information; Confidentiality. (a) Subject to compliance with applicable Law (including antitrust and competition Laws) and appropriate disclosure limitations to maintain attorney-client privilege, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Grant Thornton LLP). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permissible under applicable Law. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement. Any request for information or contact pursuant to this Section 5.02(a) shall be directed to (or in a manner approved by) an executive officer of the Company.

(b)    Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.
SECTION 5.03.    Commercially Reasonable Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Common Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Subject to the relevant Governmental Entity’s permission, each of Parent and the Company shall provide the other person advance notice of, and permit the other person to attend and participate in, all meetings, conferences and material communications with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Parent shall timely pay all administrative filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made in connection with the Merger, this Agreement and the other transactions contemplated hereby under the HSR Act or any other Law relating to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.
(b)    (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers, suppliers, Franchisees and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
(ii)    Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:
(A)    the occurrence of any matter or event that has resulted or, if left uncured, would reasonably be expected to result, in any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;
(B)    any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;
(C)    any written notice or other communication from any distributor, Major Vendor, Franchisee or reseller to the effect that such distributor, Major Vendor, Franchisee or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;
(D)    any material written notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;
(E)    any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and
(F)    any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(g) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;
provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
(iii)    Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
(c)    Without limiting the generality of the foregoing, the Company shall give Parent the opportunity (at its own expense) to participate in the defense of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.
(d)    Each of Parent and the Company shall use its commercially reasonable efforts, to the extent requested by the other party and subject to compliance with applicable Law, to cooperate with and assist such party in (i) communicating or negotiating with the Franchisees of the parties in connection with the Merger and (ii) any litigation or threatened litigation involving Franchisees of the parties in connection with the Merger.
(e)    Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.
SECTION 5.04.    Equity Awards. (a) As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:
(i)        fully vest all Stock Options that are outstanding immediately prior to the Effective Time and adjust the terms of all such Stock Options as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time (excluding, in the case of the Specified Stockholders, the Per Share Escrow Amount). For the avoidance of doubt, all Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time and the holders of such Stock Options will not have any right to receive any consideration in respect thereof; and
(ii)    the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation.
(b)    All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.
(c)    The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.05.    Employee Matters. (a) For a period of one year after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) provide base cash compensation to the employees of the Company and its Subsidiaries who are employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) that is no less favorable than the base cash compensation in effect immediately prior to the Effective Time, and (ii) (x) provide employee benefit plans and arrangements and paid time off accrual (including bonus and incentive opportunities (but excluding equity-based compensation) to Continuing Employees that are substantially comparable to those provided to similarly situated employees of Parent and (y) consider Continuing Employees for equity-based compensation grants at the same time and levels as similarly situated employees of Parent; provided, that (1) in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or any of its Subsidiaries; (2) Continuing Employees shall be eligible to participate in the Parent 401(k) Plan as soon as administratively feasible after the Closing Date; and (3) until such time as Parent shall cause the Continuing Employees to participate in the employee benefit plans and arrangements that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Continuing Employee’s continued participation in the employee benefit plans and arrangements of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans and arrangements may commence at different times with respect to each Parent plan and arrangement). Nothing in this Section 5.05(a) is intended to or shall create any right in any employee, consultant or contractor of the Company to continued employment by or service to Parent, the Company, the Sub, or, in each case, any affiliate or Subsidiary thereof, or limit the ability of Parent, the Company, the Sub, or, in each case, any affiliate or Subsidiary thereof, to terminate the employment or service of any employee, consultant or contractor of the Company for any reason. For the avoidance of doubt, notwithstanding the provisions of this Section 5.05(a), Parent shall or shall cause its appropriate Subsidiary to honor the Continuing Employee’s accrued paid time off as of the Closing.
(b)     To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Continuing Employee with the Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) (any such plan, a “Parent Welfare Plan”) in which any Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, use its commercially reasonable efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Welfare Plan or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c)    The Company shall terminate the Teavana Corporation Retirement Savings Plan and any other Benefit Plan that is intended to constitute a qualified plan under Sections 401(a) and 401(k) of the Code (each such Benefit Plan, a “Company 401(k) Plan”) by board resolution effective no later than the day before the Closing Date (such date of termination, the “DC Termination Date”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain (or to cause an affiliate of Parent, including the Company, to sponsor and maintain such plan by providing the Company with written notice of such election prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the Company’s board of directors (or other governing body), as applicable, effective not later than the day immediately preceding the Closing Date and (ii) has adopted and executed an amendment sufficient to ensure compliance with all applicable requirements of the Code and ERISA and any other applicable Law. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent, not to be unreasonably withheld. If the Company has terminated a Company 401(k) Plan as provided in this Section 5.05(c), Parent shall cause each Continuing Employee who was a participant in such Company 401(k) Plan and who has an account balance under such Company 401(k) Plan to be permitted to roll over his or her “eligible rollover distribution,” as defined under Section 402(c)(4) of the Code, in the form of cash and promissory notes relating to outstanding participant loans from such Company 401(k) Plan to the Parent 401(k) Plan, provided that, Parent or the proper fiduciaries of the Parent 401(k) Plan become reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code and ERISA and any other applicable Law, that such terminated Company 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and the requirements of the Parent 401(k) Plan.
(d)    This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.05 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.
SECTION 5.06.    Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws

(or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.06 of the Company Letter (the “Scheduled Indemnity Agreements”) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.
(b)    Without limiting the foregoing, the Surviving Corporation and its Subsidiaries (and their successors) shall maintain for a period of not less than six years from and after the Effective Time any provisions in the certificates of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ current or former directors or officers, or provisions that are no less favorable to those persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such indemnified party, except as required by applicable Law or except to make such provisions more favorable to those persons.
(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 5.06.
(d)    Prior to the Effective Time, the Company shall purchase a six year “tail” directors’ and officers’ liability insurance policy effective for claims asserted for a six year period after the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such entire six-year period; provided that the Company shall not pay aggregate premiums (with respect to the entire six-year period) for such policy in excess of 300% of the current annual premium paid by the Company for its existing coverage (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Company will acquire the most advantageous policy obtainable for an aggregate premium equal to the Maximum Premium.

(e)    The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, any Scheduled Indemnity Agreement, the DGCL or otherwise. The provisions of this Section 5.06 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns.
SECTION 5.07.    Fees and Expenses. (a) Except as expressly set forth in this Section 5.07 and Section 5.03(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)    In the event that (i) a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (B) prior to the date that is 12 months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.07(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay Parent a fee equal to $18,400,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), no later than the time of such termination and (z) in the case of a payment as a result of any event referred to in Section 5.07(b)(i)(B), no later than the first to occur of the events referred to in clauses (1) and (2) above, in each case to an account designated by Parent.
(c)    In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) or 7.01(g) or by the Company pursuant to Section 7.01(f), then, in each case, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Parent, Sub and their respective affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that the

Company shall not be required to pay more than an aggregate of $3,500,000 in fees and expenses pursuant to this Section 5.07(c).
(d)    The Company acknowledges that the agreements contained in this Section 5.07 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.07 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.07 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.
SECTION 5.08.    Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Each of the Company and Parent shall consult with the other party before making, and give such party a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without such party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
SECTION 5.09.    Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and any Subsidiary of the Company, effective at the Effective Time.
SECTION 5.10.    Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.
SECTION 5.11.    Section 16 Compliance. The Board of Directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VI
Conditions Precedent
SECTION 6.01.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Stockholder Consent. The Company and Parent shall have received duly executed copies of the Stockholder Consent.
(b)    Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.
(c)    No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a Governmental Entity (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.
(d)    Information Statement. The Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 5.01 at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
SECTION 6.02.    Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties.
(i)     The representations and warranties of the Company set forth in Sections 3.01(a), (b), (c), (d) (with respect only to the first four sentences and clause (A) of the fifth sentence), (w), (x), (y) and (z) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and the representations and warranties of the Company set forth in Sections 3.01(a), (b), (c), (d) (with respect only to the first four sentences and clause (A) of the fifth sentence), (w), (x), (y) and (z) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties in Section 3.01(c)(i) relating to the authorized, issued and outstanding capital stock of the Company shall be true and correct in all respects (other than de minimis exceptions or inaccuracies) as of the date of the Agreement and as of the Closing Date;
(ii)    the representations and warranties of the Company (other than those covered by Section 6.02(a)(i)) shall be true and correct, without giving effect to any qualifications as to materiality or Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, other than any failures to be true and correct which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(iii)    Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
(c)     Credit Agreement. The Company shall have provided Parent with a pay-off letter with respect to the Loan and Security Agreement, dated as of June 12, 2008, by and among the Company, Teavana Corporation, ST Acquisition Company, Teavana Franchising Corporation and Teavana International, Inc., as obligors, and Fifth Third Bank, as lender, reasonably satisfactory to Parent, which will become effective upon payment of the amount specified in such pay-off letter.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
SECTION 6.03.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
(b)    Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
SECTION 6.04.    Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.
ARTICLE VII
Termination, Amendment and Waiver
SECTION 7.01.    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:
(a)    by mutual written consent of Parent, Sub and the Company;
(b)    by either Parent or the Company, if:
(i)     the Merger shall not have been consummated by March 14, 2013 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(ii)    any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable;
(c)    prior to receipt of the Stockholder Approval, by Parent, in the event the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred;
(d)    by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured or is not cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter;
(e)    by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or is not cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter;
(f)    prior to receipt of the Stockholder Approval, by the Company in accordance with Section 4.02(b) if the Company (i) executes a definitive agreement with respect to such Superior Proposal and (ii) pays to Parent the Termination Fee, in each case, substantially concurrent with the termination of this Agreement; or
(g)     by Parent, if the Stockholder Consent, duly executed by the Persons set forth on Section 5.01 of the Company Letter and representing at least 70% of the outstanding shares of Company Common Stock, shall not have been delivered to Parent and the Company prior to 6:00 a.m., New York City time, on the date immediately following the date of this Agreement.
SECTION 7.02.    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(y), the last sentence of Section 5.02(a), Section 5.07, this Section 7.02 and Article VIII and except for any intentional and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which intentional and material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.07(b) or Parent Expenses pursuant to Section 5.07(c)).
SECTION 7.03.    Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 7.04.    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE VIII
General Provisions
SECTION 8.01.    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants and agreements of the parties set forth in this Agreement shall survive the Effective Time other than (a) the covenants and agreements in Article II, Section 5.05, 5.06 and Article VIII and (b) those covenants and agreements of the parties which by their terms contemplate performance after the Effective Time, which shall survive until performed in full.
SECTION 8.02.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):
if to Parent or Sub, to:
Starbucks Corporation
2401 Utah Avenue Suite
Suite 800, Mail Stop S-CPG
Seattle, WA 98134-1067
Facsimile:    (206) 903-4053
Attention:    president, Channel Development and Emerging Brands
with copies to:
Starbucks Corporation
2401 Utah Avenue Suite
Suite 800, Mail Stop S-LA-1
Seattle, WA 98134-1067
Facsimile:    (206) 318-0722
Attention:    evp, general counsel and secretary
and
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700
Attention:    Faiza J. Saeed, Esq.    Eric L. Schiele, Esq.
if to the Company, to:
Teavana Holdings, Inc.
3630 Peachtree Rd., NE, Suite 1480
Atlanta, GA 30326
Facsimile: (404) 995-8201
Attention: Chief Executive Officer

with a copies to:
Teavana Holdings, Inc.
3630 Peachtree Rd., NE, Suite 1480
Atlanta, GA 30326
Facsimile: (404) 995-8201
Attention: Vice President & General Counsel
and
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, MD 21209-3600
Facsimile:    (410) 580-3266
Attention:    R.W. (Jay) Smith, Jr., Esq.
SECTION 8.03.    Definitions. For purposes of this Agreement:
(a)    “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.
(b)    “Baseline Financials” means the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents.
(c)    “Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of October 10, 2012, between Parent and the Company.
(d)    “Escrow Agreement” means that certain Escrow and Indemnification Agreement, dated as of the date hereof, by and among Parent, the Specified Stockholders, Andrew Mack, as representative of the Specified Stockholders, and JPMorgan Chase Bank, N.A., as escrow agent.
(e)    “Escrow Amount” means $10,000,000.
(f)    “Escrow Proceeds” means any amounts payable to a Specified Stockholder or to the Paying Agent on behalf of a Specified Stockholder pursuant to the Escrow Agreement.
(g)    “Filed SEC Document” means any SEC Document filed or furnished and publicly available prior to the date of this Agreement.

(h)    “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law.
(i)    “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436.
(j)    “In-the-Money Stock Option” shall mean each Stock Option with an exercise price per share of Company Common Stock underlying such Stock Option that is less than the Cash Consideration.
(k)    as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(k) of the Company Letter.
(l)    “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of this clause (i), any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur: (A) any change, in and of itself, in the market price or trading volume of the Company Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Material Adverse Effect has occurred or may occur, if not otherwise excluded pursuant to this definition); (B) changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (C) changes in applicable Law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (D) changes in the conditions generally of the industries in which the Company and its Subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of this Agreement (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business) or (G) the announcement of this Agreement or the transactions contemplated hereby, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company or any of its Subsidiaries resulting from such announcement; or (ii) would prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement.
(m)    “Parent 401(k) Plan” means the Starbucks Corporation 401(k) Plan.
(n)    “Per Share Escrow Amount” means an amount in dollars equal to the quotient of (x) the Escrow Amount divided by (y) the aggregate number of Specified Stockholder Shares.
(o)    “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.
(p)    “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.
(q)    “Specified Stockholders” means those holders of Company Common Stock and/or Stock Options that are party to the Escrow Agreement.
(r)    “Specified Stockholder Shares” means (x) the shares of Company Common Stock owned by the Specified Stockholders immediately prior to the Effective Time and (y) the shares of Company Common Stock issuable upon the exercise of all In-the-Money Stock Options owned by the Specified Stockholders immediately prior to the Effective Time (less the number of shares of Company Common Stock that would be required to be withheld in a cashless exercise of such In-the-Money Stock Options at the Effective Time).

(s)    a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
SECTION 8.04.    Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information which, as of 11:59 p.m., New York City time, on the date immediately prior to the date of this Agreement, was (a) contained in that certain virtual data room maintained by the Company through RR Donnelley to which Parent’s representatives have been granted access, (b) contained in the Property Works database to which Parent’s representatives have been granted access and (c) written information delivered or presented to Parent pursuant to the Clean Team Letter dated October 25, 2012. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
SECTION 8.05.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06.    Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.
SECTION 8.07.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
SECTION 8.08.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any of or all of their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
SECTION 8.09.    Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10.    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.
SECTION 8.11.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.
SECTION 8.12.    Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.
SECTION 8.13.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

STARBUCKS CORPORATION,
by
/s/ Howard Schultz
Name: Howard Schultz Title: chairman, president and chief executive officer

TAJ ACQUISITION CORP.,
by
/s/ Jeff Hansberry
Name: Jeff Hansberry Title: President

TEAVANA HOLDINGS, INC.,
by
/s/ Andrew T. Mack
Name: Andrew T. Mack Title: Chairman and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION
ARTICLE I
The name of the corporation (hereinafter called the “Corporation”) is [NAME OF CORPORATION].
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is [●]. The name of the registered agent at such address is [●].
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.
ARTICLE V
The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.
ARTICLE VI
In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

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ARTICLE VII
Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VIII
To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.
ARTICLE IX
Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

EXHIBIT B

WRITTEN CONSENT
OF CERTAIN STOCKHOLDERS OF
TEAVANA HOLDINGS, INC.

Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and the Amended and Restated Bylaws of Teavana Holdings, Inc., a Delaware corporation (the “Company”), the undersigned, the holders of [●] shares of common stock, par value $0.00003 per share, of the Company (the “Company Common Stock”), constituting approximately [●]% of the voting power of the outstanding shares of the Company Common Stock, do hereby irrevocably consent as follows:
Adoption of the Merger Agreement
WHEREAS, the Board of Directors of the Company (the “Board”) has (i) approved and declared advisable (A) the Agreement and Plan of Merger, dated as of November 14, 2012, among the Company, Starbucks Corporation, a Washington corporation (“Parent”) and Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Sub will be merged with and into the Company and become a wholly owned subsidiary of Parent (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (iv) recommended that the Company’s stockholders adopt the Merger Agreement;
WHEREAS, the Merger Agreement was executed by the parties thereto on November 14, 2012;
WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (1) shares of Company Common Stock owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time and (2) shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);
WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;
WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;
WHEREAS, the undersigned desire to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger; and
WHEREAS, the undersigned agree not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.
FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.
FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

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FURTHER RESOLVED, that each of the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).
FURTHER RESOLVED, that Parent may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.
Other Matters
WHEREAS, one or more of the undersigned are parties to that Registration Rights Agreement, dated as of December 17, 2004, by and among the Company and Teavana Investment LLC (as amended, the “Registration Rights Agreement”); and
WHEREAS, the Board has approved the termination of the Registration Rights Agreement, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, such termination to be effective immediately prior to the Effective Time.
NOW, THEREFORE, BE IT RESOLVED, that, subject to the satisfaction or waiver of all conditions to the Merger set forth in Article VI of the Merger Agreement, the undersigned hereby approve and agree to the termination of the Registration Rights Agreement effective immediately prior to the Effective Time.
The undersigned hereby waives compliance with any and all notice requirements imposed by the Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When executed by the undersigned stockholders, this Written Consent shall be delivered to Parent in accordance with Section 5.01(a) of the Merger Agreement.
[The remainder of this page was intentionally left blank.]

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IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

[●]

By:

Date: ____________________	___________________________________ Name: Title:

[●]

By:

Date: ____________________	___________________________________ Name: Title:

[●]

By:

Date: ____________________	___________________________________ Name: Title:

EXHIBIT C

CERTIFICATION OF NON-UNITED STATES REAL PROPERTY
HOLDING CORPORATION STATUS PURSUANT TO TREASURY
REGULATION SECTION 1.897-2(H)
Pursuant to the Agreement and Plan of Merger, dated as of November 14, 2012 (the “Merger Agreement”), by and among Starbucks Corporation, a Washington corporation (“Parent”), Taj Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and Teavana Holdings, Inc., a Delaware corporation (the “Company”), Parent shall acquire the common stock of the Company.
Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the closing of the transactions contemplated in the Merger Agreement, the undersigned, in his capacity as [chief executive officer], herby certifies on behalf of the Company as follows:
1.    The common stock of the Company does not constitute a “United States real property interest” (as defined in Section 897(c)(1)(A)(ii) of the Code);
2.    The determination in paragraph 1, above, is based on a determination by the Company that it is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;
3.    The Company’s U.S. employer identification number is [●];
4.    The Company’s address is:
[●]

This certification is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3). I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statements contained herein could be punished by fine, imprisonment or both.
[Signature Page Follows]

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

TEAVANA HOLDINGS, INC.
By

Name:
Title:

Date: